Registration No. 333-237342

Filed Pursuant to Rule 433

Dated November 30, 2020

You are now entering the MicroSectors™ website of REX Shares.

The website includes information about exchange traded notes (ETNs) issued by Bank of Montreal. As discussed in more detail on the website, the ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs.

Investors should proceed with extreme caution, as, due to the effect of compounding, the performance of these ETNs over longer periods of time can differ significantly from the performance (or inverse of the performance) of their underlying index or benchmark during the same period of time.

Investors should consult the prospectus for further details on the calculation of the returns and the risks associated with investing in this product.

Bank of Montreal has filed a registration statement (including certain pricing supplements, prospectus supplement and prospectus) with the SEC for the ETN offerings discussed on this website.  Before you invest, you should read such documents and any other documents that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings.  You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, Bank of Montreal will arrange to send to you applicable pricing supplement, the prospectus supplement and the prospectus if you request it by calling its agent toll-free at 1-877-369-5412.

You are now entering the MicroSectors™ website of REX Shares.

The website includes information about exchange traded notes (ETNs) issued by Bank of Montreal. As discussed in more detail on the website, the ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs.

Investors should proceed with extreme caution, as, due to the effect of compounding, the performance of these ETNs over longer periods of time can differ significantly from the performance (or inverse of the performance) of their underlying index or benchmark during the same period of time.

Investors should consult the prospectus for further details on the calculation of the returns and the risks associated with investing in this product.

Bank of Montreal has filed a registration statement (including certain pricing supplements, prospectus supplement and prospectus) with the SEC for the ETN offerings discussed on this website.  Before you invest, you should read such documents and any other documents that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings.  You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, Bank of Montreal will arrange to send to you applicable pricing supplement, the prospectus supplement and the prospectus if you request it by calling its agent toll-free at 1-877-369-5412.

You are now entering the MicroSectors™ website of REX Shares.

The website includes information about exchange traded notes (ETNs) issued by Bank of Montreal. As discussed in more detail on the website, the ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs.

Investors should proceed with extreme caution, as, due to the effect of compounding, the performance of these ETNs over longer periods of time can differ significantly from the performance (or inverse of the performance) of their underlying index or benchmark during the same period of time.

Investors should consult the prospectus for further details on the calculation of the returns and the risks associated with investing in this product.

Bank of Montreal has filed a registration statement (including certain pricing supplements, prospectus supplement and prospectus) with the SEC for the ETN offerings discussed on this website.  Before you invest, you should read such documents and any other documents that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings.  You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, Bank of Montreal will arrange to send to you applicable pricing supplement, the prospectus supplement and the prospectus if you request it by calling its agent toll-free at 1-877-369-5412.

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By clicking on any of the cashtags provided above, you may access information and opinions on Twitter that have been provided by individuals or entities other than BMO and its affiliates. The cashtags are provided solely for your convenience. We do not provide any representation or warranty as to the accuracy of any information or opinions provided by third parties. These ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. The performance of these ETNs over longer periods of time can differ significantly from the performance (or inverse of the performance) of their underlying index during the same period of time. You should proceed with extreme caution in considering an investment in the ETNs. Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, product supplement, prospectus supplement and prospectus) with the SEC regarding each offering of the ETNs. Please read those documents and the other documents relating to the ETNs that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and the ETNs. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, and any agent or dealer that participated in the offering of the ETNs, will arrange to send these documents if so requested by calling toll-free at 1-877-369-5412.

GOLD MINERS EXCHANGE TRADED NOTES The MicroSectors™ Gold Miners lineup of exchange traded notes provides +3x leveraged exposure and -3x inverse leveraged exposure to SNetwork MicroSectors™ Gold Miners Index performance. LEARN MORE ABOUT BMO ETNs LEVERAGED & LONG EXPOSURE LEVERAGED & INVERSE EXPOSURE GOLD MINERS GDXU GDXD GDXU +3X Long Gold Miners ETN Fact Sheet Prospectus GDXD -3X Inverse Gold Miners ETN Fact Sheet Prospectus S-NETWORK MICROSECTORS™ GOLD MINERS INDEX COMPONENTS* The S-Network MicroSectors™ Gold Miners Index tracks the performance of two of the largest gold mining exchange traded funds, the VanEck Vectors® Gold Miners ETF (the “GDX”) and the VanEck Vectors® Junior Gold Miners ETF (the “GDXJ”). The index’s underlying composition is market capitalization weighted across both ETFs. LEARN MORE ABOUT GOLD MINERS INDEX WHAT IS THE GOLD MINERS INDEX? *Index rebalances quarterly. Components as of 9/21/2020. 72.7% VanEck Vectors® Gold Miners ETF 27.3% VanEck Vectors® Junior Gold Miners ETF PERFORMANCE Source: Bloomberg L.P. Data from 03/17/2017 to 10/30/2020. Past performance does not guarantee future results. The SNetwork MicroSectors™ Gold Miners Index was created by S-Network in 2020, and was launched on 08/20/2020. Index data prior to that date is hypothetical and reflects the application of the index methodology in hindsight. The hypothetical data cannot completely account for the impact of financial risk in actual trading. Past historical or hypothetical data is not a guarantee of future Index performance. The notes are not sponsored, endorsed, sold or promoted by S-Network, or its third-party licensors. Neither S-Network nor its third-party licensors make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or in the ability of the notes to track the performance of the Index. S-Network and its third-party licensors are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes will be converted into cash. S-Network has no obligation or liability in connection with the administration, marketing or trading of the notes. Neither S-Network nor its affiliates or third party licensors guarantee the adequacy, accuracy timeliness and/or the completeness of the Index or any data included therein or any communications, including but not limited to, oral or written communications (including electronic communications) with respect thereto. S-Network, its affiliates and their third-party licensors shall not be subject to any damages or liability for any errors, omissions, or interruptions therein. S-Network makes no express or implied warranties and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event whatsoever shall SNetwork, its affiliates or their third-party licensors have any liability for any indirect, special, incidental punitive or consequential damages, including but not limited to loss of profits, trading losses, lost time or goodwill, even if they have been advised of the possibility of such damages, whether in contract, tort, strict liability or otherwise.